EXHIBIT 8

                         Form of Letter Agreement To Be Executed by
                         Management Purchasers Who Are Parties to the Stockholders Agreement

                                                      March 20, 1997

Vestar Equity Partners, L.P.
1225 17th Street, Suite 1660
Denver, Colorado  80202

Harvard Private Capital Holdings, Inc.
c/o Harvard Private Capital Group, Inc.
600 Atlantic Avenue, 26th Floor
Boston, Massachusetts  02110

American Industrial Partners Capital
  Fund II, L.P.
c/o American Industrial Partners
551 Fifth Avenue, Suite 3800
New York, New York  10176

Westinghouse Air Brake Company
1001 Air Brake Avenue
Wilmerding, Pennsylvania  15148

            Re: Stock Purchase Agreement dated as of March 5, 1997 (the "Purchase Agreement")

Ladies and Gentlemen:

            The undersigned is a Management Purchaser under the Purchase Agreement and is also executing a joinder to the Amended and Restated Stockholders Agreement dated as of March 5, 1997 (the "Stockholders Agreement"). The undersigned is delivering this letter agreement to you in order to induce you to enter into the Purchase Agreement. The undersigned agrees that prior to April 1, 1998 the SIH shares being purchased by the undersigned pursuant to the Purchase Agreement ("Acquired Shares") shall not be sold, transferred, assigned, mortgaged, changed, hypothecated, given away or otherwise disposed of except in the circumstances described in the first sentence of Section 5.2.1 of the Stockholders Agreement . Thereafter, transfer of the Acquired Shares shall be governed by the provisions of the Stockholders Agreement.

                                              Sincerely,


                                      ------------------------------------------
                                             [Signature of Management Purchaser]